Filed pursuant to Rule 433
Registration No. 333-132574-01
Free Writing Prospectus Dated July 13, 2006
PPL Energy Supply, LLC
$250,000,000
7% Senior Notes Due 2046
Final Terms and Conditions

Issuer:	PPL Energy Supply, LLC

Securities Offered:	7% Senior Notes due 2046

Principal Amount:	$250,000,000

Denominations:	$25 per Note and integral multiples in excess thereof

Rank:	Senior unsecured

Price to Investors:	$25 per $25 Note ($250,000,000 in the aggregate) plus accrued interest, if any, from Settlement Date

Trade Date:	July 13, 2006

Settlement Date:	July 18, 2006 (T + 3)

Maturity Date:	July 15, 2046

Redemption/Repayment Provisions:
The Notes will not be subject to redemption prior to July 15, 2011. On and after July 15, 2011, the Notes may be redeemed at the Company’s option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed. The Notes are not entitled to the benefit of any sinking fund and will not be repayable at the option of a Holder prior to the Stated Maturity Date.

Annual Interest Rate:	7%

Interest Payment Dates:	Quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on October 15, 2006

Expected Ratings (Moody’s/S&P/Fitch):	Baa2 /BBB/BBB+

CUSIP Number:	69352J 88 3

Issuance Format:	SEC Registered

Listing:	NYSE-Listed (application made; trading expected to begin within 30 days of issuance)

Joint Book-Running Managers:	Citigroup Global Markets Inc. UBS Securities LLC Wachovia Capital Markets, LLC

Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. Incorporated

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it to Citigroup Global Markets Inc. by calling toll free 1-877-858-5407, to UBS Securities LLC by calling toll-free at 1-888-722-9555 ext. 1088, or to Wachovia Capital Markets, LLC by calling toll-free at 1-800-326-5897.